EXHIBIT 23.1a

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Limited
Lansing, Michigan

We hereby consent to the incorporation by reference in the prospectus constituting a part of the Registration Statement of Form S-4 of our reports dated March 4, 2005 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capitol Bancorp Limited which appears on pages F-27 – F-29 in the Company’s 2004 Annual Report to shareholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
April 27, 2005